Exhibit 99.1

ZOMAX SIGNS AGREEMENT TO SETTLE SHAREHOLDER CLASS ACTION LAWSUIT

MINNEAPOLIS, MN, April 28, 2005—Zomax Incorporated (NASDAQ: ZOMX), today announced that it has signed an agreement to settle, without admission of liability, the class action lawsuit pending against the Company relating to alleged securities law violations in 2000.  The agreement, which is dependent upon the completion of certain discovery by the plaintiffs’ counsel and final approval by the United States District Court in Minneapolis, resolves all shareholder class members’ claims against the Company and certain of its former officers.  The agreement calls for $2.25 million to be paid in cash by the Company’s directors’ and officers’ insurer and the issuance by the Company of 1.5 million shares of its common stock.

“The settlement of this class action lawsuit will be a positive step in our efforts to resolve the issues created by the events of 2000,” said Anthony Angelini, President and CEO of Zomax. “We are pleased to have a settlement agreement so we can focus our time and efforts on other important core operating activities of our business.”

As earlier announced, the Company recorded charges in the third and fourth quarters of 2004 related to the 1.5 million shares to be issued as part of the settlement. The charge associated with these shares will continue to be adjusted based on the market price of the Company’s stock until final approval of the settlement by the Court.

With respect to comparable claims of the SEC associated with its investigation into these activities in 2000, the Company’s previously disclosed settlement offer remains under consideration by the SEC.

About Zomax:

Zomax helps companies more efficiently bring their products and content to market worldwide. Zomax’ solutions enhance the process of sourcing, production, and fulfillment through a modular suite of supply chain services. These services include “front-end” customer contact and e-commerce services, material management, CD/DVD production, assembly and kitting services, JIT physical and electronic fulfillment and returns management. Founded in 1993, Zomax operates 11 facilities across the United States, Canada, Mexico and Ireland. The Company’s Common Stock is traded on the NASDAQ Stock Market under the symbol “ZOMX”. For more information on Zomax, visit www.zomax.com or call (866) 553-9393.

Company Contacts:	Investor Contacts:
Anthony Angelini	Douglas Sherk/Jennifer
Beugelmans
President and CEO	CEO/Senior Vice President
Zomax, Inc.	EVC Group, Inc.
(763) 553-9300	(415) 896-6820

Rob Rueckl
Chief Financial Officer
Zomax, Inc.
(763) 553-9300